Exhibit 99.3

Amendment to By-Laws of Mercantile Bancorp, Inc.

RESOLVED, that effective March 25, 2011, the Mercantile Bancorp, Inc. By-Laws be and hereby are amended by deleting the first full sentence of the third paragraph of Section 1 of Article IV of the By-Laws and substituting in lieu thereof the following:

“Unless and until changed, the number of directors to constitute the full Board of Directors shall be eight.”